Exhibit 5.1

August 17, 2020 GWG Holdings, Inc. 325 North St. Paul Street, Suite 2650 Dallas, Texas 75201	Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 United States of America T: +1 312 782 0600 F: +1 312 701 7711 mayerbrown.com

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to GWG Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (No. 333-239690) (as it may be amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed exchange of all outstanding shares of the Company’s Redeemable Preferred Stock and Series 2 Redeemable Preferred Stock (the “Existing Preferred Stock”) for shares of the Existing Preferred Stock as they will be amended by an amended and restated certificate of incorporation of the Company (the “Amended and Restated Certificate of Incorporation”) that would, among other things, amend and restate the existing certificates of designations for each class of Existing Preferred Stock (the “Proposed Amendments,” and, the Existing Preferred Stock as amended by the Proposed Amendments, the “Amended Preferred Stock”).

The Amended Preferred Stock may be issued as set forth in the Registration Statement, any amendment thereto, the joint consent solicitation statement and prospectus and the related consent letter contained therein. The joint consent solicitation statement and prospectus provides that it will be supplemented in the future by prospectus supplements filed with the Commission pursuant to Rule 424 under the Securities Act (as so supplemented from time to time, the “Prospectus”). For the purposes of this opinion, we have assumed that such proceedings to be taken in the future will be timely completed in the manner presently proposed and that the terms of each issuance will otherwise be in compliance with law. In rendering the opinions expressed below, we have examined (i) the Registration Statement and the Prospectus including the form of the Amended and Restated Certificate of Incorporation, (ii) the Company’s Certificate of Incorporation, as amended to the date hereof, (iii) the Company’s amended and restated bylaws, as amended to the date hereof, and (iv) resolutions of the Company’s Board of Directors. We have also examined such other documents and instruments and have made such further investigations as we have deemed necessary or appropriate in connection with this opinion.

In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto in accordance with their respective terms. We have also assumed that (i) the Registration Statement will become, and remain, effective under the Securities Act, (ii) the terms of the Amended Preferred Stock are as described in the Registration Statement and the Prospectus; (iii) the approval by the holders of a majority of the outstanding shares of the Existing Preferred Stock, each class of Existing Preferred Stock voting separately as a class, to the Amended and Restated Certificate of Incorporation will be obtained and all necessary filings will be made in compliance with applicable federal and state laws and in the manner stated in the Registration Statement and the Prospectus so that the Amended and Restated Certificate of Incorporation becomes effective.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown LLP

GWG Holdings, Inc. August 17, 2020

As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on certificates of responsible officers of the Company and of public officials.

Based upon the foregoing, and subject to the assumptions, conditions and limitations stated herein, we are of the opinion thatthe Amended Preferred Stock has been duly authorized and, when and if issued in accordance with the terms set forth in the Registration Statement and the Prospectus, the Amended Preferred Stock will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Prospectus and any related prospectus supplement under the caption “Legal Matters” with respect to the matters stated therein. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We express no opinion as to matters under or involving any laws other than the laws of the State of Delaware and the federal laws of the United States of America.

Very truly yours,

/s/ Mayer Brown LLP MAYER BROWN LLP